Exhibit 99.2

Clear Channel Communications, Inc. Completes Merger with Private Investor Group

SAN ANTONIO, TX – July 30, 2008—Clear Channel Communications, Inc. today announced the completion of a merger with an indirect wholly owned subsidiary of CC Media Holdings, Inc., a corporation formed by a private equity group co-led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The total transaction is valued at approximately $24 billion.

As a result of the merger, which was approved at a special shareholders meeting held on July 24, 2008, Clear Channel’s shareholders are entitled to receive either $36.00 in cash, without interest, or one share of CC Media Class A common stock for each share of Clear Channel common stock held. The private equity group has informed Clear Channel that CC Media will not issue any shares of additional equity consideration in exchange for shares of Clear Channel for which shareholders have elected to receive the cash consideration.

“Today is a great day for our loyal and patient shareholders and, importantly, puts our company in the financial and operational position to continue to lead beneficial change in both of our core businesses. We are deeply grateful to our loyal employees who have remained focused and generated terrific results through their hard work and dedication,” said Mark Mays, Chief Executive Officer of Clear Channel Communications, Inc.

Scott Sperling, Co-President of Thomas H. Lee Partners, L.P. said, “We are pleased to have closed the acquisition of Clear Channel in partnership with Bain Capital Partners, the Clear Channel management team and major public shareholders such as Highfields Capital Management and Abrams Capital. Clear Channel’s strong leadership position in the radio and outdoor advertising business provides advertisers with an unparalleled platform from which to cost effectively reach their target audiences locally and nationwide. We look forward to working with our management partners to continue building this great company.”

John Connaughton, a Managing Director at Bain Capital, added, “We are very happy to have completed the purchase of Clear Channel. We continue to be impressed with the company’s strong management team and its leadership position across its markets and media formats. We look forward to working with Thomas H. Lee Partners, Clear Channel management, and major public shareholders such as Highfields Capital Management and Abrams Capital to continue to strengthen Clear Channel’s competitive franchise and drive value over the long term.”

Clear Channel common stock will cease trading on the New York Stock Exchange at market close on July 30, 2008, and will no longer be listed.

Shareholders of Clear Channel will receive instructions and a letter of transmittal by mail from Mellon Investor Services, LLC, the paying agent, concerning how to deliver their shares for payment. Shareholders of record should not surrender their stock certificates without first completing a letter of transmittal. Shareholders who hold their shares in “street name” through a bank or broker should contact their bank or broker to determine what action they must take.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $82 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 300 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

About Thomas H. Lee Partners, L.P. (“THL”)

THL is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on transactions and generating superior returns for its investors. THL focuses its high value-added strategy on growth businesses, partnering with the best managers in an industry to build great companies through strong organic growth and targeted add-on acquisitions. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin’ Brands, Experian, Fidelity National Information Services, Grupo ONO, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, Nortek, ProSiebenSat.1, Simmons Bedding Company, Snapple, Univision, Warner Chilcott, Warner Music Group and West Corporation.

For Clear Channel Communications, Inc.,

Investors:

Randy Palmer, 210-822-2828

Senior Vice President of Investor Relations

Media:

Lisa Dollinger, 210-822-2828

Chief Communications Officer

Michele Clarke, 212-986-6667

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